Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including additional amendments thereto) with respect to the common stock, no par value, of Oncocyte Corporation, a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of October 9, 2024.

PATRICK W SMITH TTEE THE SMITH IRREVOCABLE TRUST U/A DTD 05/01/2015

By:	/s/ Patrick W. Smith
Name:	Patrick W. Smith
Title:	Trustee

PATRICK W. SMITH

/s/ Patrick W. Smith
Patrick W. Smith, individually